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                                                                    Exhibit 99.1

AEROPOSTALE REPORTS APRIL SALES RESULTS

      -     SAME STORE SALES INCREASE 19.3% -

      -     RAISES FIRST QUARTER GUIDANCE TO $0.09 PER DILUTED SHARE -


NEW YORK, NEW YORK - MAY 5, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended May 1, 2004 increased 48.6% to $57.2 million, compared to $38.5 million for the four-week period ended May 3, 2003. The company's comparable store sales increased 19.3% for the month, versus a comparable store sales increase of 8.0% in the year ago period.

For the first fiscal quarter of 2004, total net sales have increased 49.5% to $167.7 million, compared to $112.2 million in the year-ago period. Comparable store sales for the first quarter have increased 18.9%, as compared to a year-ago first quarter comparable store sales increase of 1.8%

Julian R. Geiger, Chairman and Chief Executive Officer said, "We are very pleased with our April sales results, which were better than our expectations. The continued strength of our merchandise assortment, coupled with a significant increase in the number of transactions enabled us to achieve strong results for the month."

The company also increased its guidance for the first quarter today. The company now believes it will report first quarter earnings per fully diluted share of $0.09 versus the current First Call earnings consensus of $0.07 per fully diluted share (as adjusted for the 3 for 2 stock split effected on April 26, 2004).

In a separate release today, the company also announced that it has appointed Robert Chavez, President and Chief Executive Officer of Hermes of Paris Inc., to its Board of Directors.

To hear the Aeropostale prerecorded April sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number 3788345#.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 489 stores in 42 states.

SPECIAL NOTE: SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ

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materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's Form 10-K for the year ended January 31, 2004 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.



































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